                                                                   EXHIBIT 99.1

                                                          FOR IMMEDIATE RELEASE

Contact: Wil Goodrich, Vice President-Director of Marketing - (800) 562-6449, Ext. 208

                REGENCY BANCORP REPORTS RECORD PERFORMANCE FOR 1998

     FRESNO, JANUARY 12 -- Fresno (CA)-based Regency Bancorp (Nasdaq REFN), parent company of Regency Bank and Regency Investment Advisors, Inc., today reported net after-tax income of $3.67 million or $1.40 per share for 1998. This represents a $4.94 million increase from the $0.49 per share loss incurred in 1997 as a result of the company's mandated divestiture of its real estate investment activities.

     For the fourth quarter of 1998, the company earned $1.45 million or $.55 per share as compared to $333,000 or $.13 per share a year earlier. Return on average assets for 1998 was 1.77 percent versus a negative 0.68 percent the previous year. Regency's return on average equity increased to 18.2 percent in 1998 from a negative 9.6 percent in 1997.

     The holding company also reported record assets of $232 million, a 17.0 percent increase from total assets of $198.2 million at the end of 1997. Additionally, total loans and total deposits reached record levels in 1998. As of December 31, 1998, total loans were $151.2 million versus $129.6 million a year earlier and total deposits were $206.6 million as compared to $176.3 million the previous year, representing increases of 17.2 percent and 16.6 percent respectively. Shareholders' equity grew 19.8 percent to $22.5 million from $18.7 million a year earlier.

     "We were confident that our restructuring plan would turn the company around when we increased reserves and wrote down property values at mid-year 1997," said Regency Bancorp
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Chairman, President, and Chief Executive Officer Steve Hertel, "but we have been pleasantly surprised with the impressive growth we have been able to achieve in the last year and a half.

     "We've seen our net income grow an average of 38.7 percent in each of the six succeeding quarters," he added. "Our net interest margin has improved to
7.04 percent, and our efficiency ratio has declined to 58.6 percent."

     "Credit quality was a highlight for the company in 1998," said Executive Vice President and Chief Credit Officer Robert Longatti. "The bank's net loan losses were only 0.08 percent of average loans while we actually recovered some of RSC's (Regency Service Corporation, the bank's real estate investment subsidiary) previously charged off loans."

     For the seventh consecutive year, Regency Bank was the leading lender in dollar volume of U.S. Small Business Administration guaranteed loans in the 15-county central California area. It originated 70 loans totaling $19.2 million. In a newer category of government guaranteed loans for the bank, Regency was named California's top lender of U.S. Department of Agriculture Rural Development Business and Industry Loans. During the USDA's fiscal year, the bank originated 11 loans totaling $9.3 million to lead California which, in turn, was the top state nationally.

     "By any measure, the company's financial performance this year was its best ever," said Regency's Chief Financial Officer and Executive Vice President, Steve Canfield. "In addition to our very strong core earnings, we were pleased to recover a portion of the specific reserves dedicated toward the divestiture of our real estate investment activities during the third and fourth quarters of 1998, adding approximately $736,000 to net income for the year. Without these one-time recoveries, the company's annual net income still would have exceeded its previous record by nearly $1.0 million."

     Hertel also disclosed that the holding company's S.E.C.-registered money management subsidiary, Regency Investment Advisors, Inc. (RIA), had another excellent year in spite of market


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volatility.  Its assets under management grew by 25.1 percent while adding several new endowment, retirement, and benefit investment clients. The largest new client was Fresno-based Gottschalks Inc., which has an employee base of more than 6,000 at 46 locations in four western states.

     Regency Bancorp and its subsidiaries have served Fresno and the Central Valley since December of 1980. The company currently provides banking to the greater Fresno market and Madera County through its three branches and has a government-guaranteed loan production office in Modesto. Its stock trades on the Nasdaq National Market System under the symbol REFN with market makers such as: Van Kasper & Co., Hoefer & Arnett, and Sutro & Co.

                                       # # #

CERTAIN MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES, WHICH COULD IMPACT FUTURE FINANCIAL PERFORMANCE, INCLUDE, AMONG OTHERS, (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (6) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH HEREIN SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE COMPANY AND ITS SUBSIDIARIES.


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


Regency Bancorp -- Summary Financial Data


                                              FOR THE THREE MONTHS ENDED DEC. 31,         FOR THE 12 MONTHS ENDED DEC. 31,
                                                   1998                  1997                  1998                  1997
Results of Operations:  $(000)
   Interest income                                4,958                 4,146                18,636                15,286
      Interest expense                            1,448                 1,360                 5,452                 5,321
   Net interest income                            3,510                 2,786                13,184                 9,965
      Provision for credit losses                     0                    58                   375                 1,353
   Net interest income after provision            3,510                 2,728                12,809                 8,612
      Non interest income                         1,027                   563                 2,962                 2,687
      Non interest expense                        2,076                 2,633                 9,455                13,406
   Income(loss) before income taxes               2,461                   658                 6,316               (2,107)
      Income taxes/(benefit)                      1,013                   325                 2,643                 (833)
   Net income (loss)                              1,448                   333                 3,673               (1,274)

Balance Sheet:  (end of period) $(000)
   Total Assets                                                                             231,967               198,241
   Total Loans                                                                              151,151               129,635
   Investments                                                                               48,160                36,986
   Earning assets                                                                           204,248               168,909
   Investments in real estate                                                                     0                 4,338
   Total deposits                                                                           206,636               176,279
   Notes payable and capital leases                                                             547                   509
   Shareholders' equity                                                                      22,449                18,734
Financial Ratios:  (period annualized %) %))
   Return on average assets                        2.50                   .68                  1.77                 (.68)
   Return on average equity                       26.51                 10.22                 18.17                (9.60)
   Ending equity to average assets                 9.79                  9.68                 10.82                 10.06
   Avg. earning assets to avg. assets             91.63                 86.48                 90.30                 83.86
   Efficiency ratio                               45.75                 78.62                 58.56                105.96
   Net interest margin                             6.63                  6.60                  7.04                  6.38
   Non interest income to avg. assets              1.78                  1.15                  1.43                  1.44
   Non interest expense to avg. assets             3.59                  5.40                  4.56                  7.20
   Loan loss reserve to total loans                1.74                  1.71                  1.74                  1.71
Per Share:
   Earnings per share ($)                           .55                   .13                  1.40                 (.49)
   Dividends ($)                                    - -                   - -                   - -                   - -
   Book value (end of period) ($)                  8.55                  7.15                  8.55                  7.15
   Market value (end of period) ($)               14.96                 10.44                 14.94                 10.44
   Market to book value (%)                        1.75                  1.46                  1.75                  1.46
   Price earnings (PE) ratio (%)                   6.83                 20.72                 10.67                   - -
   Shares outstanding                         2,624,374             2,621,125             2,624,374             2,621,125



JANUARY 12, 1999    # # #


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